UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 2, 2024

EXELIXIS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1851 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices) (Zip Code)

(650) 837-7000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $.001 Par Value per Share	EXEL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On January 7, 2024, Exelixis, Inc. (Exelixis or the Company) issued a press release announcing its preliminary unaudited financial results for the fiscal year ended December 29, 2023, providing financial guidance for the fiscal year ending January 3, 2025, and delivered an update on its business. A copy of such press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference. The preliminary unaudited financial results contained in the press release do not present all information for an understanding of Exelixis’ financial condition as of December 29, 2023 and its results of operations for the fiscal year ended December 29, 2023. The audit of Exelixis’ financial statements for the fiscal year ended December 29, 2023 is ongoing and could result in changes to the information in the press release. The press release also announced that Exelixis will report its audited financial results for the fiscal year ended December 29, 2023 on February 6, 2024.

The information in this report, including the exhibit hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this report and in the accompanying exhibit shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission (SEC) made by Exelixis, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On January 5, 2024, the Company’s Board of Directors (the Board) authorized a restructuring plan (the Plan) to reduce its workforce and rebalance the Company’s cost structure in alignment with its strategic priorities, including reducing real estate commitments and costs and terminating certain licensing partnerships.

In connection with the Plan, the Company currently estimates that it will incur aggregate charges of approximately $25 million, $13.5 million of which relate to the workforce reduction. The Company expects these costs will be substantially recognized during the first quarter of 2024.

The Plan will result in a workforce reduction of approximately 175 employees or 13% of our total headcount at the end of 2023. The Plan is expected to be implemented and substantially completed during the first quarter of 2024.

The foregoing estimates of the charges the Company expects to incur under the Plan are subject to assumptions and actual charges may differ from such estimates.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2024, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Exelixis, the Board increased the size of the Board to 13 members and appointed Mary C. Beckerle, Ph.D. and S. Gail Eckhardt, M.D. to the Board to fill the newly created vacancies, effective immediately. There are no related party transactions between the Company and Drs. Beckerle and Eckhardt that are subject to disclosure under Item 404(a) of Regulation S-K.

As non-employee directors, Drs. Beckerle and Eckhardt will be entitled to receive the standard cash and equity compensation for non-employee directors described under the caption “Compensation of Directors” in Exelixis’ 2023 proxy statement, filed with the SEC on May 1, 2023, and as set forth on Exhibit 10.3 to the Company’s quarterly report on Form 10-Q for the quarterly period ended September 29, 2023, filed with the SEC on November 1, 2023.

In addition to the indemnification provided for directors in Exelixis’ Bylaws, Exelixis intends to enter into its standard form of Indemnification Agreement with each of Drs. Beckerle and Eckhardt, a copy of which was previously filed as Exhibit 10.1 to Exelixis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 18, 2022.

On January 2, 2024, Alan M. Garber, M.D., Ph.D., informed the Company that he has decided not to stand for re-election to the Board when his term expires at the 2024 annual meeting of stockholders. Dr. Garber will continue to serve as a director until the 2024 annual meeting of stockholders and his decision was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Item 8.01. Other Events.

Share Repurchase

On January 7, 2024, Exelixis announced that the Board authorized the repurchase of up to $450 million of its common stock before the end of 2024. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference only with respect to the discussion in the section titled “Announcement of $450 Million Share Repurchase Program for 2024.”

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit Number	Exhibit Description
99.1	Press Release dated January 7, 2024
104	Cover Page Interactive Data File	The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

January 8, 2024	/s/ Jeffrey J. Hessekiel
Date	Jeffrey J. Hessekiel
Executive Vice President, General Counsel and Secretary